Exhibit 3

February 2, 2023

Bogotá D.C.

Republic of Colombia

Ministry of Finance and Public Credit

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Republic’s offering, pursuant to its registration statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the United States Securities and Exchange Commission (the “Commission”) under Registration No. 333-253587, (the “Registration Statement”), of U.S.$2,200,000,000 aggregate principal amount of its 7.500% Global Bonds due 2034 (the “Securities”), I have reviewed the following documents:

(i) the Registration Statement and the related Prospectus dated April 15, 2021 included in the Registration Statement most recently filed with the Commission, as supplemented by the Prospectus Supplement dated January 24, 2023 relating to the Securities, as filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(ii) an executed copy of the Indenture, dated January 28, 2015, between the Republic and The Bank of New York Mellon, as amended and supplemented by the Supplemental Indenture thereto, dated as of September 8, 2015, and as further amended and supplemented from time to time (as amended and supplemented, the “Indenture”);

(iii) the global Securities dated February 2, 2023, in the aggregate principal amount of $2,200,000,000 executed by the Republic;

(iv) an executed copy of the Authorization Certificate dated February 2, 2023, pursuant to which the terms of the Securities were established;

(v) all relevant provisions of the Constitution of the Republic and the following acts, laws and decrees of the Republic, under which the issuance of the Securities has been authorized:

(a)

The relevant portions of Law 80 of October 28, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(b)	Article 16 of Law 185 of January 27, 1995 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(c)	Article 13 of Law 533 of November 11, 1999 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(d)	Law 781 of December 20, 2002 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-109215 and incorporated herein by reference);

(e)

Law 1366 of December 21, 2009 (a translation of which has been filed as part of Exhibit 3 to Amendment No. 2 to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2008 and incorporated herein by reference);

(f)

Law 1624 of April 29, 2013 (a translation of which has been filed as part of Exhibit 3 to Amendment No. 1 to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2012 and incorporated herein by reference);

(g)

Decree No 1068 of May 26, 2015 (a summary of the material portion of which has been filed as part of Exhibit 3 of Amendment No. 1 to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2014 and incorporated herein by reference);

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(h)

Law 1771 of December 30, 2015, (a translation of which has been filed as Exhibit A to Exhibit 3 to Amendment No. 2 to the Republic’s Annual Report From 18-K for the fiscal year ended December 31, 2014); and

(i)

Law 2073 of December 31, 2020 (a translation of which has been filed as part of Exhibit 4 to Amendment No. 1 to the Republic’s Report on Form 18-K for the fiscal year ended December 31, 2019 and incorporated herein by reference).

(vi) the following additional actions under which the issuance of the Securities has been authorized:

(a)	CONPES Document No. 4108 DNP, MINHACIENDA, dated November 22, 2022 (a translation of which is attached as Exhibit A hereto);

(b)

Authorization by Act of the Interparliamentary Commission of Public Credit (Comisión Interparlamentaria de Crédito Público) adopted in its meetings held on December 14, 2022 (a translation of which is attached as Exhibit B hereto); and

(c)	Resolution No. 0192 of January 24, 2023 of the Ministry of Finance and Public Credit (a translation of which is attached as Exhibit C hereto).

It is my opinion that under and with respect to the present laws of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 2 to its Annual Report on Form 18-K for its fiscal year ended December 31, 2021 and to the use of the name of the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectuses and under the heading “General Information—Validity of the Bonds” in the Prospectus Supplements referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

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No opinion is expressed as to any law of any jurisdiction other than Colombia. With respect to the opinion set forth above, my opinion is limited to the laws of Colombia. In particular, to the extent that New York State or United States Federal law is relevant to the opinions expressed above, I have relied, without making any independent investigation, on the opinion of Arnold & Porter Kaye Scholer LLP, filed as an exhibit to Amendment No. 2 to the Republic’s Annual Report on Form 18-K for its fiscal year ended December 31, 2021. This opinion is specific as to the transactions and the documents referred to herein and is based upon the law as of the date hereof. My opinion is limited to that expressly set forth herein, and I express no opinions by implication.

Very truly yours

/s/ Claudia Marcela Gomez Vásquez
Claudia Marcela Gomez Vásquez
Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia

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Exhibit A

DOCUMENT CONPES National Council of Social and Political Economy Republic of Colombia National Planning Department

Favorable Opinion to the Nation for the execution of transactions related to External Public Credit to the refinancing and/or financing budget appropriations of the 2023 and 2024 terms up to U.S. $5,500 million, or its equivalent amount in other currencies

Department of National Planning

Ministry of Finance and Public Credit

Approved version

NATIONAL COUNCIL OF SOCIAL AND POLITICAL ECONOMY

Bogotá, D.C., November 22, 2022

Gustavo Francisco Petro Urrego

President of the Republic

Francia Elena Márquez Mina

Vice President of the Republic

Hernando Alfonso Prada Gil	Álvaro Leyva Duran

Minister of Interior	Minister of Foreign Relations

José Antonio Ocampo Gaviria	Néstor Iván Osuna Patiño

Minister of Finance and Public Credit	Minister of Justice and Law

Iván Velásquez Gómez	Cecilia Matilde López Montaño

Minister of National Defense	Minister of Farming and Rural Development

Diana Carolina Corcho Mejía	Gloria Inés Ramírez Ríos

Minister of Health and Social Protection	Minister of Labor

Irene Vélez Torres	Darío Germán Umaña Mendoza

Minister of Mines and Energy	Minister of Commerce, Industry and Tourism

Alejandro Gaviria Uribe	Maria Susana Muhamad González

Minister of National Education	Minister of Environment and Sustainable Development

Marta Catalina Velasco Campuzano	Sandra Milena Urrutia Pérez

Minister of Housing, Cities and Territory	Minister of Information Technologies and communications

Guillermo Francisco Reyes Gonzáles	Patricia Elia Ariza Flórez

Minister of Transportation	Minister of Culture

Maria Isabel Urrutia Ocoró	Arturo Luis Luna Tapia

Minister of Sports	Minister of Science, Technology and Innovation

Jorge Iván González Borrero

General Director of the National Planning Department

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Juan Miguel Gallego Acevedo Subdirector General of Prospective and National Development	Tania Guzmán Pardo Subdirector of the Royalties General System

José Alejando Herrera Lozano Subdirector General of Investments, Tracking and Evaluation	Camilo Acero Azuero Subdirector General of Decentralization and Regional Development

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Executive Summary

Pursuant the set forth in paragraph 2 of article 41, Law 80 of 19931 and the Book 2, Part 2 of Decree 1068 of 20152 amended by Decree 1575 of 20223, through the present document, it is submitted for the consideration of the National Council of Social and Economic Policy (CONPES), the favorable opinion for the nation to contract transactions related to external public credit for the re-financing and/or financing of budget appropriations for the terms 2023 and 2024 up to the amount of U.S. $ 5,500 million, or its equivalent in other currencies.

The above mentioned is aimed to grant flexibility and room for maneuver for (i) the pre-financing and/or financing of the necessities of the terms 2023 and 2024; (ii) to obtain timely access to international capital markets; (iii) to obtain funding in favorable terms and conditions; (iv) to diversify the investor base; (v) to achieve the strategic objective of the building of liquid and efficient curves.

Having this flexibility is important for the nation to have the necessary resources to finance budget appropriations and comply with interests and amortizations payments for 2023 and 2024, in a changing international context with potential risks.

[1]	Through which the General Statute for Public Administration Purchases was enacted.
[2]	Through which the Single Regulatory Decree for Finance and Public Credit Sector was enacted and that revoked Decrees 1497 of 2002 and 3160 of 2011.
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Through which Title 1 of Part 2 of Book 2 of Decree 1068 of 2015 - “Single Regulatory Decree of the Finance and Public Credit Sector” was amended with respect to public credit operations, assimilated operations, liability management and related operations.

Classification: H63.

Key words: external bonds, financing, Nation, international, issuance, sovereign debt, debt service.

Table of Contents

1.	INTRODUCTION	4

2.	BACKGROUND	5

2.1.	Document CONPES 4022	5

2.1.1.	Issuance of Global Bond 2032 and Global Bond 2042	6

2.1.2.	Global Bond 2049 Reopening	6

2.2.	Document CONPES 4043	6

3.	JUSTIFICATION: FUNDING NEEDS	7

4.	MARKET CONTEXT	9

4.1.	Global Macroeconomic Performance	9

4.2.	United States of America	12

4.2.1.	Monetary Policy and Interest Rates	13

4.2.2.	Tax Policy	15

4.3.	Euro Zone	15

4.3.1.	Monetary Policy and Interest Rates	15

4.3.2.	Tax Policy	17

4.4.	Japan	18

4.4.1.	Monetary Policy and Interest Rates	18

4.4.2.	Tax Policy	19

4.5.	Colombia	20

4.5.1.	Macroeconomic Evolution	20

4.5.2.	Monetary Policy	21

4.5.3.	Tax Policy	22

4.5.4.	Risk Perception	23

4.5.5.	Credit Rating	24

4.5.6.	Financing Levels	25

4.5.7.	Issuance Strategy	26

4.5.8.	Thematic Bonds	29

4.5.9.	Other sources of financing	30

5.	Objectives	31

6.	Recommendations	31

Bibliography		32

Graphic Index

Graphic 1. Amortization Profiles Term 2024

Graphic 2. Changes in Global Growth expectations of the IMF

Graphic 3. US Treasury Bonds and FED Interest Rate

Graphic 4. Reference 10 years bonds LATAM in USD Yield

Graphic 5. 10 year US Treasury securities forecast

Graphic 6. 30 year US Treasury securities

Graphic 7. Euribor 6M and Germany’s 10 year reference bond behavior

Graphic 8. Interest Rate - Monetary Policy

Graphic 9. Inflation

Graphic 10. Colombia’s Cash Flow - Global Bonds

Graphic 11. EMBI+

Graphic 12. Colombia’s Cash Flow - Global bonds

Graphic 13. Reference bonds in U.S. dollars and differential over 10 year Treasury.

Graphic 14. Refence bonds in U.S. dollars and differential over 30 year Treasury.

Graphic 15. Global Bond - Euro 2026

Graphic 16. 10 years Yen vs. Swap (LIBOR 6M) reference

Table Index

Table 1. Uses and Sources of the National Government 2023

Table 2. Colombia Sovereign Ratings

Table 3. Green TES Auctions

Acronyms and abbreviations

ECB	European Central Bank

CONPES	National Council of Social and Economic Policy

COVID-19	Coronavirus 2019 disease

DANE	National Statistic Administrative Department

EMBI+	Emerging markets bond index

EURIBOR	Euro Interbank Offered Rate

GNC	National Central Government

FED	Federal Reserve

IMF	International Monetary Fund

FOMC	Federal Open Market Committee

IRC	Investor Relations Colombia

Pbs	Basic Points

PEPP	Pandemic Emergency Purchase Program

GDP	Gross Domestic Product

UE	European Union

1. INTRODUCTION

The present document submits for the consideration of the National Council of Social and Economic Policy (CONPES), the favorable opinion for the nation to contract transactions related to external public credit for the prefinancing and/or financing of budget appropriations for the terms 2021 and 2022 up to the amount of U.S. $ 5,500 million, or its equivalent in other currencies. The aforementioned is pursuant paragraph 2, article 41, Law 80 of 19934 and Book 2, Part 2 of Decree 1068 of 20155 amended by Decree 1575 of 2022.

[4]	Through which the General Statute for Public Administration Purchases was enacted. Paragraph 2 of article 41 sets forth:

Public Credit Transactions. Notwithstanding the provisions of special laws, for the purposes of this law, it will be considered as “public credit transactions” to those whose purpose is to provide to an entity with resources with a term for its payment, among which are the contracting of loans, the issuance, subscription and placement of bonds and securities, supplier credits and the granting of guarantees for credit obligations in charge of governmental entities.

(...) For the management and execution of all external credit transactions and transactions similar to these of Governmental entities and for internal public credit transactions and transactions assimilated to these by part of the Nation and its decentralized entities, as well as for the granting of the guarantee of Nation, the authorization of the Ministry of Finance and Public Credit will be required, with prior favorable concepts from CONPES and the National Planning Department.

(...) In any case, the external public credit transactions of the Nation and those guaranteed by it, with term of more than one year, required a prior favorable concept from the Inter-Parliamentary Commission of Public Credit.

(...) The transactions referred to in this article and that are held to be executed abroad are submitted to the jurisdiction agreed in the contracts”.

[5]	Through which the Single Regulatory Decree for Finance and Public Credit Sector was enacted and that revoked Decrees 1497 of 2002 and 3160 of 2011. Article 2.2.1.3.1. sets forth:

Public debt Securities. Public debt securities include bonds and other debt securities and with a term for its redemption, issued by governmental entities. Public debt securities do not include securities issued by credit institutions, insurance companies and other financial entities of public nature character, in the ordinary course of its business. The placement of public debt securities will be subject to the general financial terms and conditions set forth by the Board of Directors of Banco de la República. Article 2.2.1.3.2. establishes:

National Public Debt Securities. The issuance and placement of public debt securities in the name of the Nation will require authorization, issued by resolution of the Ministry of Finance and Public Credit, which may be granted once the following have been previously obtained: a) Favorable opinion of the National Council of Social and Economic Policy, CONPES; and, b) Concept of the Public Credit Commission in the case of external public debt securities with a term of more than one year.Article 2.2.1 .6. sets forth:Issuance of authorizations and concepts. To issue the corresponding concepts and authorizations, the CONPES, the National Planning Department and the Ministry of Finance and Public Credit will take into account, among others, the adequacy of the respective transactions to the Government’s policy in matters of public credit and its conformity with the Macroeconomic Program and Financial Plan approved by the CONPES, and the Superior Council of Tax Policy, CONFIS. The concepts of CONPES and the National Planning Department Board, when there is room for them, will be issued over the technical, economic and social justification of the project, the execution capacity and the financial situation of the respective entity, its financing plan by sources of resources and its schedule of annual expenses.

In this way, having the required authorizations to access to different sources of funding, the Nation will be entitled to: (i) prefinance and/or finance the necessities of the terms 2023 and 2024; (ii) to obtain timely access to international capital markets; (iii) to diversify the investor base; (iv) to achieve the strategic objective of building liquid and efficient curves.

The present document is divided in six principal sections, including this introduction. The second section presents the background, specifically related to issuances made by the Nation. The third section justify the need of prefinancing and/or financing for the 2023 and 2024 terms. Fourth section presents the market context, particularly the behavior of the U.S., Eurozone, Japanese economies as well as the performance of Colombian economy. Fifth section presents the objectives to be achieved with the document and Sixth section presents recommendations to the CONPES.

2. Background

2.1. Document CONPES 4022

Through Document CONPES 4022 approved on February 3, 2021, the Nation received a favorable opinion to contract operations related with external public credit to prefinance and/or finance budget appropriations for the terms 2021 and 2022 up to the amount of USD 4000 million or its equivalent in other currencies.

Charged to this amount, the Nation executed two operations in the international capital markets to finance budget requirements for the 2021 term for a total amount of USD 4000 million as detailed in Sections 2.1.1 and 2.1.2, using entirely the authorized amount.

2.1.1. Issuance of Global Bond 2032 and Global Bond 2042

On April, 19, 2021, the Nation issued a Global Bond due on April 2032 for an amount of USD 2,000 million, at a rate of 3,356% and with a coupon of 3,250%. Additionally, it issued the Global Bond due on February 2042, for an amount of USD 1,000 million, at a rate of 4,235% and with a coupon of 4,125%. This financial operation, for a total amount of USD 3,000 million, is the biggest executed by the Nation through Global Bonds. Similarly, the issuance of the Bond due on 2042 represented the issuance of the first 20 years term Global Bond, strengthening the building of the USD Yield Curve and improving the maturity profile of the external public debt.

2.1.2. Global Bond 2049 Reopening

On October 14, 2021, the Nation executed an operation in the international capital market consisting of the reopening of the Global Bond due 2049 for an amount of USD 1,000 million, of which USD 600 million were destined to finance budget requirements for the 2021 term and USD 400 million for the prefinancing of the fiscal term 2022. The reopening of the Global Bond due 2049 had a yield of 5,125%, 10pbs below the rate of 5,22% with which the bond was initially issued. Once finished this operation, there were not available remanent of the resources approved by Document CONPES 4022.

2.2. Document CONPES 4043

Through Document CONPEs 4043, approved on August 9, 2021, the Nation received favorable opinion to contract operations related with external public credit to prefinance and/or finance budget appropriations for the terms 2021 and 2022 up to the amount of USD 5,500 million or its equivalent in other currencies. No operations, charge to this amount, have been executed in the international markets.

3. Justification: Funding Needs

The Nation has maintained a proactive management in order to ensure the necessary resources to meet the external debt service. During the last years, liability management operations have been executed and efforts have been made to look for proper market windows, avoiding to access to international capital markets in contexts of high volatility, as the experienced at the end of 2021 and the elapsed of 2022.

To keep a proactive management for the obtaining of financing resources is more relevant in the current market context. This due to (i) the change in the monetary policy of developed economies due to inflation, principally in the USA, that affects financing rates for emerging economies; (ii) a possible energetic crisis in Europe as winter approaches due to the war between Russia and Ukraine; (iii) the reduction in world economic growth expectations or a possible recession for 2023; (iv) the risk perception towards emerging markets; and, (iv) new outbreaks of COVID-19 and prolonged confinement in China.

It is also worth of mention that in the term 2024 maturities equivalent to the 6,8% of the total external debt of the National Central Government (GNC) are present. This, together with the current context, make even more relevant to have the proper authorizations in a timely way.

Below, Table 1 presents sources and uses of term 2023:

Table 1. Sources and uses of Central National Government 2023

(Projected figures in millions of USD and billions of pesos)

Sources	USD	Colombian Pesos 99.012	Uses	USD	Colombian Pesos 99.012
Disbursement		62.789	Deficit to finance		59.248
External	4.500	19.860	Of which
Internal		43.929	Internal interest		48.481
			External interest	3.150	14.394
Other resources		22.075	Amortizations		30.430
			External	2.553	11.665
			Internal		18.765
			Payment of obligations (judgement, health, others)		250
Initial availability		14.149	Final availability		9.084

Source: DNP (2022) September update of the Medium Term Fiscal Framework

By 2023, total external debt amortizations amount to approximately to USD 2,553 million, which are distributed throughout the year with the amortization of multilateral loans and bonds issued in the international capital market, while external interests are projected in approximately USD 3,150 million, concentrated in the first seven months of the year, for a total external debt service for 2023 of USD 5,703 million.

Considering the above, and the projected deficit for the year 2023 that amounts to 59.248 billion pesos (4% of GDP), the annual external financing needs are projected at USD 4,500 million, as shown in Table 1, referred to uses and sources for the GNC in 2023, which will be reviewed and updated at the end of 2022.

On the other hand, for the year 2024, external debt service exceeds USD 9,000 million, USD 6,296 million from amortizations and USD 2,912 million from interests, being the year with the highest concentration of external debt maturities of the debt profile of the GNC. Additionally, these concentrations are located principally in the first semester of the year, as showed in Graphic 1.

Thus, considering the relevance of flexibility in the current international context for (i) the prefinancing and/or financing of the necessities of the terms 2023 and 2024; (ii) to have a timely access to international capital markets; (iii) to diversify the investor base; (iv) to achieve the strategic objective of the building of liquid and efficient curves.

4. Market Context

4.1. Global Macroeconomic Performance

The IMF growth report from October 2022 projected a growth of 3.2% for the world economy (similarly to the July projection), 2.4% for developed economies and 3.7% for emerging economies (Graphic 2). This is the weakest growth profile since 2001 and reflects important decelerations in the principal economies: a contraction of the GDP of the USA in the first semester of 2022, a contraction in the Euro Zone through the second semester of 2022, and COVID-19 outbreaks and prolonged confinements in China.

Additionally, the report argues that the world contraction in the second trimester of the current year is principally due to: (i) highest inflation registered in the last decades; (ii) the hardening of financial conditions in the majority of the regions; and, (iii) the Russian invasion to Ukraine (IMF, 2022).

Since 2021, the consumer prices are increasing to a higher rate than the originally expected, reaching historically high levels. Additionally, it is expected that new shocks in energy and food prices will lengthen or increase the high inflation level through 2023. Due to these reasons, many central banks have implemented measures to harden their monetary policy. In general terms, nominal policy rates are above the levels previous to the pandemic, in both, emerging and developed countries.

In this context, higher interest rates and the increase associated to the financial cost, together with a reduction of fiscal support, are having the effect of not only decelerate the internal demand and the economies in general but also have widened the spreads of sovereign bonds for the economies of low and medium income, as is the case of Colombia (Graphic 3 and Graphic 4).

On the other hand, the Russian invasion to Ukraine continues destabilizing the world economy, not only because it has created an energetic crisis in Europe that is drastically increasing the living cost and blocking the economic activity, but also because it has decelerated general production as result of the persistent interruptions in the chain of supply and a increase in the cost of supplies.

As inflation, monetary and fiscal tightening and the war in Ukraine continues restricting the world activity, the pandemic is also affecting the macroeconomic perspective, particularly in China where a contraction in the second semester contributed to a slower world activity. Temporary closures in Shanghai and other places due to COVID-19 outbreaks have weakened domestic demand. (IMF, 2022).

Under this scenario, Colombia must have the capacity to finance itself, having the proper authorizations, anticipating a possible world recession and exploiting market windows that could appear in the international capital markets in the current international context.

4.2. United States

In the first half of 2022, inflation in the United States remained above the target of the Federal Open Market Committee (FOMC) of 2% and reached its highest levels in more than 40 years. This increase was driven by an accelerating retail food and energy prices, as well as a tight labor market in which demand has remained strong and supply has increased modestly.

The Consumer Price Index (CPI) for the month of June 2022 reached its highest point at 9.1%, a figure not seen since 1981. The most recent CPI data was located at 8.2% by September 2022. Increases in housing, food, and health care indexes were the largest contributors to the monthly increase. These increases were partially offset by a 4.9 percent decline in the gasoline index during the month of September (Bureau of Labor Statistics, 2022).

On the other hand, US Treasuries yields in 2022 hit more than a decade highs, as evidenced in Graphic 3. At the same time, the sharp inversion of the Treasuries yield curve, often viewed as a potential indicator of recession risk, showed its deepest inversion since the year 2000, carrying the yield of the two-year Treasury to be 50 bps above the yield of the 10-year Treasury in the month of August, as a consequence of the increase in interest types, and the expectation of subsequent increases. Currently, cut to November 2022, the curve remains inverted at -52.8 bps (Refinitiv, 2022).

4.2.1. Monetary Policy and Interest Rates

As response to sustained inflationary pressures and a strong labor market, the FOMC has tightened its monetary policy since late 2021. As a consequence, it began reducing its monthly net asset purchases in November 2021 and accelerated those reductions in December, ending net purchases at the beginning of March 2022. In January 2022, the FOMC issued a set of principles regarding its planned approach to significantly reduce the size of the Fed’s balance sheet. In keeping with those principles, the Committee announced in May its specific plans to significantly reduce its security holdings; these reductions started from June 1, 2022 (FED, 2022).

Additionally, after maintaining the federal funds rate close to 0% since the start of the pandemic (March 15, 2020), in March 2022 the FOMC raised the target range for that rate from 0.25% to 0.50%. In May, June and July the Committee raised the rate again bringing it to the range of 1.00% to 2.50%, and expressed its anticipation that continued increases in the target range would be appropriate. As a consequence, in September 2022, the FOMC increased the rate 75 bps to place it at 3.25%, and on November 2, 2022 it decided to increase it again 75 bps, reaching 4.00%, as evidenced in Graphic 3 (EDF, 2022).

On the other hand, it is important to mention that the results of the survey on the yield forecasts of the 10-year and 30-year treasury bond rates carried out by Bloomberg to analysts in October 2022, estimate levels in a range average and high of 3.3% and 5.1% respectively in the first quarter of 2023 for 10-year securities; and 3.4% and 5.2% for 30-year securities (Graphic 5 and Graphic 6).

Under this scenario, Treasuries curve could continue presenting upward pressures, causing that the financial cost continues with its increasing, for all the agents, principally sovereign and corporate issuers from emerging economies, as has been evidenced through 2022.

4.2.2. Tax Policy

Assuming that current US laws governing taxes and spending hold, the US Congressional Budget Office projects the federal budget deficit to shrink from $2,8 trillion in 2021 to $1,0 trillion in 2022 as pandemic response spending declines and revenues rise. The 2022 deficit is similar, in nominal terms, to that registered in 2019, before the start of the pandemic. Regarding the size of the economy, the 2022 deficit is projected to total 4.2% of GDP and about a third of the 12.4% deficit recorded last year. In the year 2023, a budget deficit of USD 984 billion is projected, which represents 3.8% of GDP.

According to the latest report from the Congressional Budget Office, Federal spending for 2022 is projected at USD 5,8 trillion, which represents 23.5% of GDP in 2022. For the 2023 term, Federal spending is estimated at USD 8.9 trillion, equivalent to 22.3% of GDP in 2023. On the other hand, tax revenues are estimated at USD 4,8 trillion for 2022 , which represents 19.6% of GDP in 2022. For the year 2023, revenues of USD 4,9 trillion are projected, which corresponds to 18.6% of the GDP of 2023.

On the other hand, rapid nominal GDP growth, reflecting both high inflation and continued real GDP growth, helps keep the US debt-to-GDP ratio low. As a result, it is estimated that by 2022 the debt will be close to USD 24 trillion, corresponding to 97.9% of GDP, which represents a reduction if compared to 99.6% registered in 2021. Between 2023 and 2024, the debt is expected to fall slightly to 96%, after which the debt is projected to increase as a percentage of GDP, reaching 110% by the end of 2032, which is the highest level of debt in US history, and is projected to be higher in the following two decades (Congressional Budget Office, 2022).

4.3. Euro Zone

4.3.1. Monetary policy and interest rates

Inflation in Europe reached levels of 9.9% in September (European Central Bank, 2022), largely due to the increase in high energy prices (21.9%). The foregoing is generating a reduction in the purchasing power of citizens and, although the bottlenecks are relaxing, they continue to limit economic activity. Besides, the adverse socio-political situation caused by the war between Russia and Ukraine is affecting the confidence of business and consumers.

In this context, on October 27, 2022 the BCE decided to increase for third time in the same year, the three official types of interest6 in 75 pbs, looking to ensure the return of the inflation objective to 2% in the medium term. The interest type of principal financial operations and the interest types of the marginal credit facility and the deposit facility were increased up to 2,00%, 2, 25% and 1,50%, respectively, and further increases are expected in the following meetings to moderate the demand and protect from the risk of a persistent increase in the inflation perspectives.

As consequence, the yields of the sovereign debt of the Euro Zone registered an increase through the year, as evidence in the behavior of the Euro Interbank Offered Rate (Euribor) and the 10 years German bonds that passed from negative levels to levels close to 2,0% (Graphic 7).

[6]	The interest type of the principal financial operations, the interest types of the credit marginal facility and the deposit facility.

On the other hand, the Council foresee to continue with the reinvesting of the total principal of the securities acquired through the Asset Purchase Program, that reach maturity during an extended period after the date in which the BCE official interest types started their increasing, and for all the time deemed necessary to keep condition of broad liquidity and a proper orientation of the monetary policy.

Regarding the Pandemic Emergency Purchase Program (PEPP) of the European Central Bank, the Governing Council plans to reinvest the principal of the acquired securities that reach maturity at least until the end of 2024. In any case , the future extinction of the PEPP portfolio will be managed in such a way as to avoid interference with the appropriate monetary policy stance (ECB, 2022).

The continuity of a contractive monetary policy by the ECB and high interest rates confirms the need for Colombia to be able to count on the necessary flexibility to finance the needs for the next periods of time, whether in dollars, euros or other currencies.

4.3.2. Fiscal policy

In the context of the Russian invasion to Ukraine, the European Union (EU) has approved an unprecedented economic sanctions package that will leave the region facing some immediate challenges, notably over refugee flows, security and possible countermeasures by Russia. Furthermore, this crisis is expected to negatively affect growth, including through repercussions in financial markets, new pressures on energy prices, persistent bottlenecks in the supply chain, and effects on confidence.

Uncertainty and exceptional risks call for strong coordination of economic and fiscal policies to ensure fiscal sustainability and, together with broader economic policies, help sustain the recovery and steer the European economy towards sustainable growth despite the deteriorating world environment.

The so-called “general escape clause”7 of the Stability and Growth Pact will continue to apply in 2022. This will allow fiscal policy to adjust to the evolving situation in order to face the immediate challenges posed by this crisis. However, it is expected to be deactivated as of 2023, largely due to the increase in deficits (over 3%), which has brought debt levels above the reference value of 60% of GDP in many countries, which poses additional challenges in the transition back to existing rules (European Commission, 2022).

4.4. Japan

4.4.1. Monetary policy and interest rates

At the Bank of Japan (BoJ) meeting on September 22, 2022, the committee decided to keep its monetary policy rate at -0.10% and announced that it expects interest rates to remain at their current or lower levels in the short and long term. Regarding monetary policy stimuli, it decided to maintain qualitative and quantitative monetary easing until reaching the inflation target and the stabilization of financial markets. In this order of ideas, the BoJ will continue to support the financing of companies and promote the stability of the financial market through the provision of yen and funds in foreign currency through the purchase of Japanese Government Bonds (JGB) at 0.25%. each business day through purchase operations at a fixed rate and with no upper limit, so that the yields of the JGB to 10 years remain around 0%, while the purchase of commercial paper and of corporate bonds will gradually return to the pace prior to the COVID-19 pandemic.

As for the operations of the special financing support program in response to COVID-19, the BoJ committee decided to phase them out and will instead extend the implementation period of the provision of funds to six months for Japanese government unsecured loans. for small and medium-sized enterprises, and three months for government-guaranteed loans.

[7]

The specific terms of the UE’s fiscal laws allows a coordinated and orderly temporal deviation of the normal requirements for all the Estates members in a situation of generalized crisis provoked by a grave recession of the economic Euro zone or of all the UE.

Additionally, in order to continue supporting the financing of this group of companies mainly, as of September 27, 2022, an upper limit will not be established in the amount of the provision of funds in the framework of the Funding Operations supported by Pooled Collateral, for which various types of collateral are accepted (Bank of Japan, 2022).

In the latest BoJ Economic Activity Outlook report, the Japanese economy is forecast to grow at 2.4% for 2022, that is, 0.5 percentage points less than the projections estimated in the previous report, as a result of the slowdown of the economy at the international level and the intensification of restrictions on the supply side. However, the bank raised the economic growth outlook for 2023 from 1.9% to 2.0% (Bank of Japan, 2022).

4.4.2. Tax Policy

On October 28, 2022, the Japanese Prime Minister announced a new $200 billion economic stimulus to mitigate the impact of rising raw material costs. It is expected that JPY 39 trillion (260,000 million dollars) will be allocated to fiscal spending, with the aim of boosting Japan’s GDP by 4.6%, which will be financed with an extra budget of 201,000 million dollars. The stimulus contemplates subsidies to reduce household electricity bills by 20% of

January to September 2023. Additionally, coupons will be issued for families with newborns and a subsidy will be extended to curb gasoline prices. With these measures, the Japanese government expects to reduce consumer prices in Japan by around 1.2 percentage points between January and September of next year (Reuters, 2022).

4.5. Colombia

4.5.1. Macroeconomic evolution

Despite the deterioration in the international environment, economic activity in Colombia during the first half of the year continued to rise, continuing with the notable recovery of GDP observed in 2021 . This good performance has been due to the strengthening of domestic demand, driven mainly by household consumption. Exports other than mining and coffee, as well as those of services, wholesale and retail trade, manufacturing industries, and public administration and defense, also contributed to maintaining the dynamism of economic activity. In this way, the growth for the second quarter as reported by the National Administrative Department of Statistics (DANE) was 12.6% compared to the same period of 2021, which exceeded expectations (DANE, 2022).

For the remainder of the year, a moderation in the growth rate is expected in a less favorable international environment, characterized by tighter external financial conditions and lower growth in trading partners. On this basis, the technical team of Banco de la Republica (Bank of the Republic) forecasts GDP growth of 6.9% for 2022, similar to that announced by the OECD for Colombia, which would place the country as the fastest growing economy among members. of that organization, as well as the most dynamic among the medium and large economies of Latin America (Banco de la Republica, 2022).

The sustained recovery of GDP has been reflected in the progressive strengthening of the labor market, which continues to recover in the first months of 2022. By August 2022, the unemployment rate of the national total was 10.6%, which represented a reduction of 2.2 percentage points compared to the same month of 2021 (12.9%). The unemployment rate in all 13 cities and metropolitan areas was 10.8%, which represented a reduction of 2.5 percentage points compared to the same month in 2021 (13.4%). The overall participation rate was 65.1%, which meant an increase of 1.8 percentage points compared to August 2021 (63.3%) (National Statistics Department, 2022).

4.5.2. Monetary Policy

On October 28, 2022, the Board of Banco de la República decided to increase in 100 pbs the monetary policy interest rate, up to 11,0% (Graphic 8), maintaining the adjustment that has been applied since a year ago, considering that the inflation and its expectative remains significantly above of the goal (3.0%). Total inflation in October was in 12,22%, higher than the September data that was 11,4%; this is explained principally by the annual variation of food and non-alcoholic drinks prices, accommodation, sanitation, electricity, gas and other fuels. Basic inflation (not including food and regulated) keep an ascendent tendency and reached the 9,15% annual in the same month.

4.5.3. Tax Policy

The national government maintains an absolute commitment to the sustainability of public finances, in line with compliance with the Fiscal Rule. In 2020 and 2021, the parametric mechanism of the Fiscal Rule was suspended due to the COVID-19 pandemic and its effects. As of 2022 the calculation of operational goals was resumed under the new Fiscal Rule with a strengthened institutionality.

The central scenario contemplates that the National Government would comply with the Fiscal Rule in 2023, while a primary surplus of 0.2% of GDP is reached and a total balance of -4% of GDP. The reduction in the fiscal deficit compared to 2022 is mainly a consequence of an increase in revenues derived from the capitalization of the oil boom, the effects derived from policy measures already in effect, including the fight against tax evasion and the income from the 2021 tax reform (Ministry of Finance and Public Credit, 2022).

On August 8, 2022, the Ministry of Finance filed before the House of Representatives the draft Tax Reform Law for Equality and Social Justice. It is estimated that the collection will be approximately 20 trillion pesos in 2023 (1.37% of GDP), 1.3% of GDP in 2024 and 1.24% in 2024 and 2025. The reform has the objectives of: (i) ensure sufficient financing of social spending, essential to eradicate hunger, reduce poverty and inequality, (ii) promote productive development, necessary to improve the quality of life of Colombians and advance productive transformation; and, (iii) expand the sources of income necessary for the stability of public finances (Ministry of Finance and Public Credit, 2022). As of November 17, 2022, the text of the reform is up for presidential sanction, after having been approved and reconciled in the Congress of the Republic.

Investment flows to Colombia

After the strong outflow of investment flows in international fixed income securities dedicated to emerging markets during the first half of 2020, a recovery occurred in the second half of 2020 and at the beginning of 2021. However, 2022 has been a year with strong outflows that made the cumulative as of October 5 of this year for emerging countries approximately USD 76,000 million outflows.

Regarding Colombia, the behavior of the flows of funds dedicated to the Colombian Global Bonds has not been very different and despite some inflows, the accumulated during the year is USD 317 million in outflows, as shown in the Graphic 10.

4.5.4. Risk Perception

Additionally, through 2022 credit risk perception represented in the emerging market bonds index (EMBI+)8 has increased, especially after the Russian invasion to Ukraine on February 24. Risk perception for Colombia has maintained an upwards behavior, with a variation of approximately 167 pbs, reaching levels not observed since 2009. Also is relevant to mention that the EMBI+ Colombia is above the EMBI+ Global, situation that has not occurred since the year 2004, which in turn is explained by local and external factors (Graphic 11).

[8]	The index represent the difference between the interest rates of a bond basket issued by emerging countries versus a bond basket issued by the US Treasury with similar characteristics.

4.5.5. Credit Rating

In the year 2020, due to the shock of the COVID-19 pandemic that caused the first economic recession in Colombia after two decades, the Nation suffered the deterioration of its public finances as result of a pressure in the expense and less inflows. This affected the trajectory of fiscal consolidation and generated an increase in the debt above 60% of the GDP. Before this challenging landscape and the uncertainty of the progress of the COVID-19 pandemic, in the first semester of 2021, two credit rating agencies reviewed Colombia’s credit rating from BBB- to BB+, as presented in Table 2.

Table 2. Colombia Sovereign Ratings

Agency	Long term foreign exchange	Long term local exchange	Outlook	Date of last change in rating or outlook
Standard & Poor’s	BB+	BBB-	Stable	May the 19th 2021
Fitch	BB+	BB+	Stable	July the 1st 2021
Moody’s	Baa2	Baa2	Stable	October the 6th 2021

Source: Subdirection of External Financing of the Ministry of Finance and Public Credit.

4.5.6. Financing Levels

As showed in Graphic 12 and in the Graphic 13, financing rates have increased considerably during the last year, not only because of the increase in the spread but also because of the increase in the rates of treasuries, that currently are in rates of 8,37% for 10 years and 8,58% for 30 years; and spreads of 427 for 10 years and 438 for 30 years.

4.5.7. Issuance Strategy

Through the last years, the Nation has achieved its strategic objective of building liquid and efficient yield curves, keeping proper amounts in the reference bonds, as showed in Graphic 14. However, under the current international context of increases in interest rates, an upward displacement in the yield curve has been appreciated and, as consequence, a fall in the price of the bonds, which are currently at discount, increase the current yield levels and in turn will be reflected in the financing rates.

Regarding curves in dollars, through the last years they have been oriented towards the creation of benchmarks, to both, 30 and 10 years, due to the creation of this point of reference in the treasuries curve. Similarly, focus has been made in issuances of big size aimed to ensure that since they issuance, the bonds have the necessary liquidity to avoid negotiation frictions, protecting the efficiency of its long term curve.

On the other hand, the Nation continues with its strategy of diversification in the source of financing in foreign currencies different of the US dollars. This as part of the policy of optimization of the financing sources and considering the volatility of the markets in the last years as the different strategies of monetary policy of each region.

The Nation has not issued global bonds in euros since March 26, 20216 when achieved financial resources through the issuance of a new Global Bond in euros for an amount of 1,350 million of euros due in 10 years.

Also, the Nation has not participated in the Japanese market since November 18, 2009 with the issuance of a 10 years Samurai bond for 45,000 million JPY (USD 504 million). However, under the current international context and the financial needs set forth for the 2023 and 2024 terms, the government must have flexibility to access to different markets. In the following graphics the behavior of the 2026 bond in euros and rates in yens are showed.

4.5.8. Thematic Bond

Financial markets reflect each more the relevance that sustainable development has for investors in their investment decisions. As recognition to this interest, the relationship between environmental, social and governance factors and the yield of the instruments, the issuance of thematic bonds increases more and more, principally, green, social and sustainable bonds.

The country, since 2021 started its participation in this markets through: (i) the adoption and publication of the reference framework of green sovereign bonds of Colombia (Investor Relations Colombia [IRC], 2022), through Resolution 1687 of July 19, 20219; (ii) publication of the first project portfolio of eligible green expenses; (iii) the publication of independent third party opinion, Vigeo Eiris, part of Moodys ESG solutions; and, (iv) the issuance of TES in the local market through 3 auctions of a security due in 2031 as showed in Table 3, converting Colombia in the second country in the region, after Chile, to issue green sovereign bonds and the first to make it in their local market.

[9]

Through which an extension to the authorizations conferred to the national government to execute external and internal public credit operations assimilated to the previous, and to guarantee payment obligations of other entities, and other dispositions are enacted.

Table 3. Green TES Auctions

Date of Offering	29-sep-21	27-oct-2 1	29-jun-22
Issuance Maturity Coupon		26-mar-21 26-mar-3 17,00%
Term		10 anos
Yield	7,56%	7,88%	11,55%
Cash (millions of pesos)	835.525	650.000	500.000
Nominal amount issued (millions of pesos)	836.619	650.000	644.895
Bid to Cover (a)	4,6	1,5
Greenium	7 pbs	15 pbs	-0,5 pbs

Notes: (a) number of times that the secuity has been bidded during the auction, over the issued amount. Includes the non competitive offering carried out on October the 8th 2021.

Source: Subdirection of Internal Financing of the Nation (2022).

Finally, on August 5, 2022 the country adopted the Green, Social and Sustainable Colombia’s Sovereign Bonds Reference Framework (IRC, 2022), that sets forth the principles that must be followed for the selection, evaluation, management or resources and report commitments to investors in the projects included in the National General Budget, associated to potential issuance of green, social and sustainable bonds, that allow to contribute the compliance of Colombia’s commitments in environmental and social matters, including the Paris Treaty and the Objectives of Sustainable Development.

4.5.9. Other Financial Sources

Under the current international context, of high volatility and uncertainty in the markets, the Nation is evaluating the execution of different public credit operations, by virtue of the set forth in Decree 1068 of 2015, understood as those operations that are intended to provide the state entity of resources, goods or services with a term for their payment, as well as those through which the state entity acts as a joint debtor or when granting guarantees on monetary obligations with a term for their payment.

Within these operations are included, among others, the contracting of loans (syndicated loans, syndicated loans with guarantee), the issuance, subscription and placement of public debt securities (guaranteed bonds), financing with suppliers and the granting of guarantees for monetary payment obligations with a term for payment.

5. OBJECTIVES

1.

To guarantee that the Nation receives the authorization to finance external needs, through public credit operations with sufficient anticipation, in order to provide sufficient room for maneuver to carry out financing and/or pre-financing operations that allow to contract the necessary cash resources.

2.	To have sufficient flexibility to be able to use the most favorable source of financing for the Nation, according to market conditions.

3.

To access the international capital markets in a timely and sufficient manner and continue to comply with the Government’s strategic objective of building liquid and efficient yield curves, financing or pre-financing the needs of the Nation’s general budget.

6. RECOMMENDATIONS

The Ministry of Finance and Public Credit and the National Planning Department recommend to the National Council of Economic and Social Policy:

1.

To issue a favorable opinion for the Nation to contract operations related to external public credit to pre-finance and/or finance budget appropriations for the 2023 and 2024 terms, up to USD 5,500 million, or its equivalent in other currencies.

Bibliography

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Bank of Japan. (July 16, 2021). Outlook for Economic Activity and Prices (July 2021).

Retrieved from https://www.boj.or.jp/en/mopo/outlook/gor2107a.pdf

Bank of Japan. (September 22, 2022). Monetary policy statement. Retrieved from https://www.boj.or.jp/en/announcements/release_2022/k220922a.pdf

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Retrieved from https://www.boj.or.jp/en/mopo/outlook/gor2207a.pdf

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Bank of the Republic. (October 28, 2022). The Board of Directors of Banco de la Republica unanimously decided to increase the monetary policy interest rate by 100 basis points (bp), bringing it to 11%. Retrieved from https://www.banrep.gov.co/es/juntadirectiva-banco-republica-decidio-unanimidad-incrementar-100-puntos-basicos-pb-tasa-interes

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https://economy-finance.ec.europa.eu/economic-and-fiscaI-governance/stability-and-growthpact/fiscal-policy-guidance-2023_en

National Administrative Department of Statistics. (August 16, 2022). DANE. Retrieved from https://www.dane.gov.co/index.php/statistics-by-subject/national-accounts/quarterly-national-accounts/pib-itechnical-information

National Department of Statistics. (September 2022). Working market. Retrieved from https://www.dane.gov.co/index.php/estadisticas-por-tema/mercado-laboral/empleo-ydesempleo#:~:text=Para%20el%20mes%20de%20agosto,2021%20(61%2C3%25)

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International Monetary Fund. (October 2022). World Economic Outlook. Retrieved from https://www.imf.org/es/Publications/WEO/lssues/2022/10/11/world-economic outlook-october-2022

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https://www.irc.gov.co/webcenter/portal/IRCEs/pages_Deuda/bonosverdessocialesInvestorRelationsColombia.(2022)./RC-GreenBonds.

Obtained from IRC—Green Bonds:

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Obtained from

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Ministry of Finance and Public Credit. (October 6, 2022). Collection of the Reform Tax for Equality and Social Justice to reach $24.4 billion in 2026. Retrieved from https://www.minhacienda.gov.co/webcenter/ShowProperty?nodeld=%2FConexionContent%2FWCC_CLUSTER-204187%2F%2FidcPrimaryFile&revision=latestreleased

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Retrieved from https://www.federalreserve.gov/monetarypolicy/fomcminutes20201216.htm

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Reuters. (October 22, 2022). Japan reveals $200 billion in new spending to alleviate the inflation pain. Retrieved from https://www.reuters.com/world/asia-pacific/japan compile-200-bln-extra-budget-spending-package-2022-10-28/

[MINHANCIENDA BANNER]	Exhibit B

THE UNDERSIGNED TECHNICAL SECRETARY OF THE INTERPARLIAMENTARY COMISSION OF PUBLIC CREDIT

IT IS HEREBY STATED:

That, in its session held on December 14, 2022, the Interparliamentary Commission of Public Credit unanimously issued a single favorable opinion to the Nation—Ministry of Finance and Public Credit, to execute transactions related to External Public Credit up to two thousand millions of dollars of the United States of America (U.S. $2,000,000,000.00) or its equivalent in other currencies, to finance budget appropriations for the 2023 and 2024 terms.

Sincerely,

[signature]

Claudia Marcela Gómez Vásquez

Technical Secretary

Issued in Bogotá D.C., on December 14th, 2022.

Carrera 8 Nº 6 C 38 Bogota D.C. Colombia

Postal Code 111711

Conmutator (57) 601 3811700 Outside Bogota 01-9000-910071

relacionciudadano@minhacienda.gov.co

www.minhacienda.gov.co

Exhibit C

RESOLUTION 0192

(January 24, 2023)

Whereby the Nation is authorized to issue, subscribe and place public external debt securities in the international capital markets, up to the amount of TWO THOUSAND MILLION OF DOLLARS (U.S. $2,000,000,000) of the United States of America or its equivalent in other currencies; and to execute an operation of external public debt management up to the amount of ONE THOUSAND MILLION OF DOLLARS (U.S. $1,000,000,000) of the United States of America or its equivalent in other currencies; and other provisions are decreed.

THE GENERAL VICE MINISTER OF THE MINISTRY OF FINANCE AND PUBLIC CREDIT IN CHARGE OF THE LABOR POWERS OF THE MINISTER OF FINANCE AND PUBLIC CREDIT

Exercising his statutory powers, especially those conferred by the Decree 0024 of January 12, 2023, and article 2.2.1.3.2 and article 2.2.1.4.3, Decree 1068 of 2015 and;

WHEREAS

Article 2.2.1.1.1, Decree 1068 of 2014 define the transactions of public credit as such transactions which objective is to grant to a government entity of resources, assets or services with a maturity date, within there are contained, among other, the issuance, subscription and placement of public credit securities;

Subsection 1 of article 2.2.1.3.1, Decree 1068 of 2015 sets forth that “are public debt securities the bonds and other securities of credit content issued by Governmental Entities within the framework of public credit, with a maturity date”;

Resolution 0192	January 24, 2023	Page 2 of 4

(Cont.) The Resolution whereby the Nation is authorized to subscribe and place public external debt securities in the international capital markets, up to the amount of TWO THOUSAND MILLION OF DOLLARS (U.S. $2,000,000,000) of the United States of America or its equivalent in other currencies and to execute an external public debt liability management operation for an amount of ONE THOUSAND MILLION OF DOLLARS (USD 1,000,000,000) of the United States of America or its equivalent in other currencies; and other provisions are decreed.

Article 2.2.1.3.2, Decree 1068 of 2015 sets forth that “The issuance and placement of external public debt, including thematic securities, on behalf of the Nation within the framework of the authorizations conferred to the National Government to celebrate transactions of public credit and assimilated will require authorization, given by a resolution of the Ministry of Finance and Public Credit, which could be granted once the following requirements are meet: 1. Favorable concept of the National Council of Social and Economic Policy—CONPES; and 2. Single Concept from the Interparliamentary Commission of Public Credit, in the case of external debt securities with a maturity term longer than one (1) year”;

Article 24, Law 185 of 1995 establishes that, for any effect set forth in subsection 5 of paragraph 2 of article 41, Law 80 of 1993, the Interparliamentary Commission of Public Credit will issue a definitive concept that will make possible to begin with the necessary arrangements for the transactions of public credit and a definitive concept that will make possible the executions of them in any particular case. The transactions related to the issuance, subscription and placement of bonds and securities are exempted of the aforementioned, in this case the Interparliamentary Commission of Public Credit will issue, once, its opinion.

Pursuant document CONPES 4108 of November 22, 2022, the National Council of Social and Economy Policy -CONPES- issued a favorable opinion “for the Nation to contract transactions related to external public credit for refinancing and/or financing budget appropriations for the terms 2023 and 2024, up to U.S. $ 5,500 million, or its equivalent in other currencies;

Pursuant the certification issued on December 14, 2022 by the Technical Secretary of the Interparliamentary Commission “in the session held on December 14, 2022 the Interparliamentary Commission of Public Credit issue unanimously a single favorable opinion to the Nation—Ministry of Finance and Public Credit, to execute transactions related with External Public Credit for up to two thousand millions of dollars of the United States of America (U.S. $2,000,000,000) or its equivalent in other currencies, to finance budget appropriations for the terms 2023 and 2024”;

Based on the Memorandum numbered 3-2023-000819 of January 23, 2023, the Director General of Public Credit and National Treasury certifies that “in virtue of the favorable concept referred hereto (…), the Nation has not executed any issuance of external bonds in the international capital markets, therefore has a an authorized and not used quota of TWO THOUSAND MILLION DOLLARS (U.S. $2,000,000,000) of the United States of America or its equivalent in other currencies;

Resolution 0192	January 24, 2023	Page 2 of 4

(Cont.) The Resolution whereby the Nation is authorized to subscribe and place public external debt securities in the international capital markets, up to the amount of TWO THOUSAND MILLION OF DOLLARS (U.S. $2,000,000,000) of the United States of America or its equivalent in other currencies and to execute an external public debt liability management operation for an amount of ONE THOUSAND MILLION OF DOLLARS (USD 1,000,000,000) of the United States of America or its equivalent in other currencies; and other provisions are decreed.

Through, External Resolution Nº 17 of 2015 and the External Regulatory Circular DODM—145 of October 30, 2015, the Board of the Bank of the Republic and the Bank of the Republic, respectively, established the financial conditions of the issuance and placement of the securities and of the transactions of external indebtedness of the Nation, the territorial entities and their decentralized;

Pursuant first subsection of article 2.2.1.1.2, Decree 1068 of 2015, “Constitute proper transactions of liabilities management those that do not increase the net indebtedness of the governmental entity and contribute to improve the debt profile in term, interest rate, exposition to foreign currency, among others. This transactions, as do not constitute a new financing, do not affect the indebtedness quota.”;

Article 2.2.1.4.3 of Decree 1068 of 2015 sets forth that “The execution of operations for the management of the Nation’s external debt will require authorization granted through resolution of the Ministry of Finance and Public Credit, which could be granted only if the financial justification of the operation and their effects over the debt profile are demonstrated”

The Nation plans to execute an operation of external debt management through the substitution and/or repurchase of securities of external public debt conditioned to the issuance of securities of external public debt that, in turn, the Nation plans to execute based on the authorization granted through the present Resolution;

Resolution 0192	January 24, 2023	Page 2 of 4

(Cont.) The Resolution whereby the Nation is authorized to subscribe and place public external debt securities in the international capital markets, up to the amount of TWO THOUSAND MILLION OF DOLLARS (U.S. $2,000,000,000) of the United States of America or its equivalent in other currencies and to execute an external public debt liability management operation for an amount of ONE THOUSAND MILLION OF DOLLARS (USD 1,000,000,000) of the United States of America or its equivalent in other currencies; and other provisions are decreed.

Based on Memorandum Nº 3-2023-000819 of January 23, 2023, the General Director of Public Credit and National Treasury informed that the securities over which the liabilities management operation will be executed are the following:

Bond	Currency	Maturity Date	Coupon	Current Amount
Global Bond 2024	USD	Feb 26, 2024	4,000%	U.S. $	1,185,133,000
Global Bond 2024	USD	May 21, 2024	8,125%	U.S. $	781,828,000

Pursuant Memorandum Nº 3-2023-000627 of January 19, 2023 the Sub directorate of External Financing of the Nation of the General Direction of Public Credit and National Treasury of the Ministry of Finance and Public Credit requested an opinion to the Sub directorate of Risk over the convenience and effect that the aforementioned operation of liabilities management would have over the debt profile, in concordance with articles 2.2.1.1.2 and 2.2.1.4.3,Decree 1068 of 2015;

Through Memorandum Nº 3-2023-000746 of January 20, 2023 the Sub directorate of Risk of the General Direction of Public Credit and National Treasury of the Ministry of Finance and Public pointed that: “(…) both conditions for an Operation of Liabilities Management are meet, in light of Decree 1068 of 2015, amended by Decree 1575 of 2022: not to increase the net indebtedness and contribute to the improvement of the debt profiles. Finally, based on the general guidelines of the Strategy of Management of Mid Term Debt in force at the date, the Sub directorate of Risk do not present objection before the Operation of Liabilities Management proposed by the Sub directorate of External Financing as showed in the financial justification presented, in concordance with article 2.2.1.4.2, Decree 1068 of 2015 amended by Decree 1575 of 2022, given that the operation do not increase the net public indebtedness and contributes to improve the debt profile in terms of maturity concentrations and average life”;

RESOLVES

Article 1. Authorization. To authorize the Nation to issue, subscribe and place securities of external public debt in the international capital markets up to the amount of TWO THOUSAND MILLION OF DOLLARS (U.S. $2,000,000,000) of the United States of America or its equivalent in other currencies; and to execute an operation of external public debt management up to the amount of ONE THOUSAND MILLION OF DOLLARS (U.S. $1,000,000,000) of the United States of America or its equivalent in other currencies, through the substitution and/or repurchase of the following external debt securities issued by the Nation:

Resolution 0192	January 24, 2023	Page 2 of 4

(Cont.) The Resolution whereby the Nation is authorized to subscribe and place public external debt securities in the international capital markets, up to the amount of TWO THOUSAND MILLION OF DOLLARS (U.S. $2,000,000,000) of the United States of America or its equivalent in other currencies and to execute an external public debt liability management operation for an amount of ONE THOUSAND MILLION OF DOLLARS (USD 1,000,000,000) of the United States of America or its equivalent in other currencies; and other provisions are decreed.

Bond	Currency	Maturity Date	Coupon	Current Amount
Global Bond 2024	USD	Feb 26, 2024	4,000%	U.S. $	1,185,133,000
Global Bond 2024	USD	May 21, 2024	8,125%	U.S. $	781,828,000

Article 2. Financial Conditions. The external public debt securities to be issued referred to in the previous article will be subject to the financial conditions established in the rules issued by the Board of the Bank of the Republic or by the Bank of the Republic, in compliance with the guidelines that this one establishes.

Article 3. Other terms and Conditions. The other terms, conditions and characteristics of the issuance authorized in the present Resolution will be established by the General Direction of Public Credit and National Treasury of the Ministry of Finance and Public Credit, considering the following characteristics:

Maturity Term:	More than two (2) years in accordance with the market to be accessed.

Interest Rate:	Fixed or variable.

Other expenses and Commissions:	Those proper of the market for this type of transactions.

Article 4. Authorization for related transactions. To authorize the Nation to execute all the related transactions of public credit and management of public debt describe in article 1 of this Resolution.

Resolution 0192	January 24, 2023	Page 2 of 4

(Cont.) The Resolution whereby the Nation is authorized to subscribe and place public external debt securities in the international capital markets, up to the amount of TWO THOUSAND MILLION OF DOLLARS (U.S. $2,000,000,000) of the United States of America or its equivalent in other currencies and to execute an external public debt liability management operation for an amount of ONE THOUSAND MILLION OF DOLLARS (USD 1,000,000,000) of the United States of America or its equivalent in other currencies; and other provisions are decreed.

Article 5. Taxes. Pursuant article 7, Law 488 of 1998, the payment of principal, interests, commissions and other concepts related with the transactions of external public credit, will be exempted of any class of taxes, stamps, contributions and liens of national character, only when they are executed to persons without residence or domicile in the country.

Article 6. Other rules apply. The Nation—Ministry of Finance and Public Credit shall comply with any other applicable rules of any nature, especially with External Resolution Nº 1 of 2018 of the Board of Bank of the Republic and those rules that amends it.

Article 7. Validity and Publication. The present Resolution shall be valid from the date of publication in the Official Journal. This requirement is understood to have been met through the instruction given by the Director General of Public Credit and National Treasury of the Ministry of Finance and Public Credit, as provided by Article 18, Law 185 of 1995.

LET IT BE PUBLISHED, NOTIFIED AND EXECUTED

Bogota D.C., January 24, 2023

[Signed]

DIEGO ALEJANDRO GUEVARA CASTAÑEDA

GENERAL VICE MINISTER OF THE MINISTRY OF FINANCE AND PUBLIC CREDIT IN CHARGE OF THE LABOR POWERS OF THE MINISTER OF FINANCE AND PUBLIC CREDIT

Resolution 0192	January 24, 2023	Page 2 of 4

(Cont.) The Resolution whereby the Nation is authorized to subscribe and place public external debt securities in the international capital markets, up to the amount of TWO THOUSAND MILLION OF DOLLARS (U.S. $2,000,000,000) of the United States of America or its equivalent in other currencies and to execute an external public debt liability management operation for an amount of ONE THOUSAND MILLION OF DOLLARS (USD 1,000,000,000) of the United States of America or its equivalent in other currencies; and other provisions are decreed.

Approved by: Lizeth Camila Erazo / Claudia Marcela Gómez

Elaborated by: Juliana López / Diego Figueroa Falla

Office: Sub directorate of External Financing of the Nation / Group of Legal Affairs